Exhibit 99.1

11/12/2010

Overland Storage Announces Institutional Investors Purchase

$4.2 Million of Common Stock

SAN DIEGO, CA – November 12, 2010 – Overland Storage (NASDAQ: OVRL) (the “Company”), the trusted global provider of effortless data management and data protection solutions across the data lifecycle, today announced that it has entered into agreements to sell $4.2 million of shares of its common stock in a registered offering to certain institutional investors.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include, among others, working capital needs, capital expenditures and acquisitions. The Company does not have any current agreements or commitments with respect to any investment or acquisition.

The closing of the offering is expected to occur on November 17, 2010.

Roth Capital Partners, LLC acted as financial advisor in connection with the offering.

A shelf registration statement relating to the offering of the shares of common stock has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on October 8, 2009. A prospectus supplement relating to the offering of the shares of common stock has been filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting the Company at the following address: Overland Storage, Inc., 9112 Spectrum Center Boulevard, San Diego, California 92123.

This announcement is neither an offer to sell nor the solicitation of an offer to buy any securities of the Company and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful

About Overland Storage

Overland Storage is the trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapServer®, SnapSAN™, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual results and the trading price of the Company’s securities. The risks and uncertainties include the risk that the purchase and sale of the shares of common stock might not be consummated, the Company might not be able to continue to raise additional capital as needed to fund its operations, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Overland Storage, SnapServer, SnapSAN, NEO, REO and the Overland logo are trademarks of Overland Storage, Inc. that may be registered in some jurisdictions; all other trade names herein are recognized to be the property of their respective owners.

Contact Information:

Investor Contact:

Abhi Kanitkar

ICR

Email: abhi.kanitkar@icrinc.com

415 671-0745

Media Contact:

Elizabeth Zaborowska

Bhava Communications

Email: overland@bhavacom.com

510-219-8127